Exhibit 99.1

New Peoples Bankshares Successfully Raises Nearly $18 Million in New Capital

New Peoples Bankshares, Inc, (OTCBB: NWPP), headquartered in Honaker, Virginia and parent company of New Peoples Bank, is very pleased to announce the successful conclusion of the public offering of its common stock on December 20, 2012. New Peoples raised over $12,000,000 of new capital in the offering, which began in July 2012. In addition, the conversion into common stock of $5,450,000 of New Peoples convertible debt in September, 2012 means that New Peoples has successfully raised almost $18,000,000 of new equity in the last 3 months.

John Cox, Chairman of New Peoples Board of Directors, stated that he and the rest of the Board are grateful for the significant vote of confidence in the bank by investors. “We raised all of this capital in a very tough market when many other community banks have not been able to do that. Most importantly, we raised it all from current shareholders and other investors in the areas we serve. We didn’t have to bring in hedge funds, private equity and others from outside our markets.” Jonathan Mullins, President and Chief Executive Officer, commented that “the bank has been through some difficult times in the past few years characterized by very bad economic conditions”. He said that “the capital raise is inspiring to the management and employees of the bank who have been working through these challenges and believe that the bank has a bright future.” Mr. Mullins further commented, “It is gratifying that so many local investors, including all the members of the Board of Directors, believe the same.” Mr. Mullins said that he is aware of only four successful common stock capital raises by community banks in Virginia this year and New Peoples is the second largest of those. “So we are delighted to be in such an exclusive group” Mr. Mullins said.

New Peoples Bank operates 23 branches in southwestern Virginia, northeastern Tennessee and southern West Virginia. Traditional banking services and investment services are provided through the bank. In addition, insurance products are provided through its subsidiary, NPB Insurance Services, Inc.